[LETTERHEAD OF CLIFFORD CHANCE US LLP]

September 22, 2011

Shelton Greater China Fund (the “Trust”)
44 Montgomery Street #2100
San Francisco, CA 94104

Re:	Opinion of Counsel Regarding Issuance of Shares by the Trust (File Nos. 333-176060, 811-05617)

Dear Ladies and Gentlemen:

We have acted as counsel to the Trust, a business trust organized under the laws of the Commonwealth of Massachusetts, in connection with the registration which relates to the shares of beneficial interest of the Shelton Greater China Fund (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). In such capacity, we have reviewed the Trust’s Registration Statement on Form N-1A under the 1933 Act and the Investment Company Act of 1940, as amended, as filed by the Trust with the Securities and Exchange Commission (the “Registration Statement”). We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the authorization, and the proposed issuance and sale, of the Shares, including but not limited to the adoption of a resolution authorizing the issuance of the Shares (the "Resolutions") in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have reviewed the Trust’s Amended and Restated Declaration of Trust (the "Declaration of Trust") and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust, the Trust's Amended and Restated By-Laws and the Resolutions, for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the federal laws of the United States and the laws of the Commonwealth of Massachusetts, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including the Commonwealth of Massachusetts. As to matters of Massachusetts law contained in the foregoing opinion, we have relied upon the opinion of Bingham McCutchen LLP, dated September 21, 2011.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Taxation - General” and “Investment Advisory and Other Services – Other Services” in the Statement of Additional Information, which forms a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Clifford Chance US LLP